Exhibit (a)(20)

AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ARTISAN FUNDS, INC.

The undersigned Secretary of Artisan Funds, Inc. (the “Corporation”) hereby certifies that in accordance with Section 180.1002 of the Wisconsin Business Corporation Law, the following Amendment of the Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”), was duly adopted to change the name of the Corporation from “Artisan Funds, Inc.” to “Artisan Partners Funds, Inc.”:

The Restated Articles are hereby amended by deleting Article I thereof in its entirety and replacing it with the following:

Article I

The name of the corporation (hereinafter called “Corporation”) is:

Artisan Partners Funds, Inc.

This Amendment to the Restated Articles was adopted by the Board of Directors of the Corporation on May 10, 2011 without shareholder approval in accordance with Section 180.1002(7m).

This Amendment to the Restated Articles shall be effective as of 12:01 a.m. on July 1, 2011.

Executed this 24th day of May, 2011.

ARTISAN FUNDS, INC.

By:	/s/ Sarah A. Johnson
Sarah A. Johnson
Secretary

This instrument was drafted by:

Christopher M. Cahlamer

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202